EHXIBIT 2.02

Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(a)(6) of Regulation S-K.

This exhibit is an English translation of a foreign language document. The Company hereby agrees to supplementally furnish to the SEC, upon request, a copy of the foreign language document.

PREFERRED SHARES SALE AND PURCHASE AGREEMENT
OF BANK KASSA NOVA JOINT-STOCK COMPANY
(SUBSIDIARY BANK OF FORTEBANK JOINT-STOCK COMPANY)

By and between

Mr. BULAT ZHAMITOVICH UTEMURATOV

and

FREEDOM FINANCE JSC

Dated

September 17, 2020

PREFERRED SHARES SALE AND PURCHASE AGREEMENT

This preferred shares sale and purchase agreement (as defined below) (hereinafter referred to as the “Agreement”) is made on September 17, 2020 by and between Mr. Bulat Zhamitovich Utemuratov, citizen and resident of the Republic of Kazakhstan, IIN 571113350279, residing at 16, 2501, Dostyk Str., Nur-Sultan, the Republic of Kazakhstan, (hereinafter referred to as the "Seller") and the FREEDOM FINANCE Joint-Stock Company, registered in accordance with the legislation of the Republic of Kazakhstan, located at "Esentai Tower" BC, Floor 7, 77/7 Al Farabi Ave., Almaty, 050040 the Republic of Kazakhstan, duly represented by the Chairman of the Management Board, Mr. Sergey Lukyanov, acting based on the Charter (hereinafter referred to as the “Buyer”), collectively referred to as the Parties and individually as the Party.

PREAMBLE

WHEREAS, the Seller holds all issued and outstanding preferred shares ISIN KZ1P00003305 in total of 1,000,000 (One million) shares (hereinafter referred to as the "Preferred Shares") issued by Bank Kassa Nova JSC (Subsidiary Bank of ForteBank JSC) BIN 090740019001 located at 10 Dinmukhamed Konayev str., Yessil district, Nur-Sultan, 010000 the Republic of Kazakhstan (hereinafter referred to as the "Bank");

WHEREAS, the Seller intends to sell to the Buyer, and the Buyer intends to purchase the Preferred Shares from the Seller in accordance with the terms and conditions set forth herein,

The parties hereto agree as follows:

ARTICLE 1    TERMS AND INTERPRETATION

1.1
Terms. Unless otherwise provided herein, capitalized terms used in this Agreement shall have the meanings as specified in this Article:

Business Day means any day, other than Saturday, Sunday or other day on which the second-tier banks located in Almaty or Nur-Sultan, the Republic of Kazakhstan, are authorized or shall be closed and not to carry out their activities under applicable Laws.

Closing means exchange of orders for the Preferred Shares writing-off from the Seller’s personal account and placing of the Preferred Shares to the Buyer’s personal account with “Central Securities Depository” JSC pursuant to Article 4 hereof.

Closing Date means date specified in the Seller’s notice to be send to the Buyer pursuant to Article 3.2 on which the Closing occurs.

Encumbrances mean limitations of title arising under the Laws or agreement, and restricting possession, use or disposition of such property.

Legal Proceeding means a dispute pending in court or arbitration, as well as on extrajudicial dispute resolution procedure.

Law means any law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, other requirement or rule of law of any governmental authority of the Republic of Kazakhstan.

OFAC has the meaning set forth in Article 6.4.

Losses mean expenses that are incurred or shall be incurred by the person whose right is violated, loss or damage to the property of such person (actual damage).

Subordinated Debt means the subordinated debentures of the Bank set forth in Annex (Subordinated Debt) hereto.

Bank’s Ordinary Shares Sale and Purchase Agreement means the Bank’s Ordinary Shares Sale and Purchase Agreement is entered into by and between ForteBank JSC as a seller and the Buyer as a buyer on July 29, 2020.

Transaction Documents means this Agreement, the Bank’s Ordinary Shares Sale and Purchase Agreement, as well as the "Transaction Documents" as defined in the Bank’s Ordinary Shares Sale and Purchase Agreement.

AIFC means Astana International Financial Center.

AFR means the Agency for Regulation and Development of the Financial Market of the Republic of Kazakhstan.

1.2
Interpretation. For purposes of this Agreement:

(a)
Headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(b)
References to Articles, Sections, Annexes and Schedules are to the Articles, Sections, Annexes and Schedules in or attached to this Agreement.

(c)
The Annexes are part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Annexes.

(d)
References to any agreement or other document means such agreement or document as amended or supplemented from time to time, unless specifically stated otherwise.

(e)
References to a Law means such Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

(f)
The words "including" and "includes" shall be deemed to be followed by the words "without limitation".

(g)
The words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole.

(h)
No rule of construction shall apply to the disadvantage of a party because the party was responsible for the preparation of this Agreement or any part of it.

ARTICLE 2  SALE AND PURCHASE

2.1
Sale and Purchase of Preferred Shares. The Seller undertakes to transfer the Preferred Shares into the ownership of the Buyer, and the Buyer undertakes to accept the Preferred Shares and pay the Purchase Price and other payments pursuant to the terms and procedures as provided herein.

ARTICLE 3  PURCHASE PRICE

3.1
Purchase Price. The purchase price of the Preferred Shares is 1,040,000,000.00 (one billion forty million) KZT (hereinafter - “Purchase Price”).

3.2
The Closing Date Determination. Subject to the fulfillment of the conditions contained in Article 7 hereof, the Seller shall give to the Buyer a notice designating the Closing Date. The Closing Date cannot be the date later than December 28, 2020.

3.3
Payment of the Purchase Price. No later than 3 (three) Business Days preceding the Closing Date designated in the Seller's notice received in accordance with Article 3.2 hereof, the Buyer will pay the Seller the Purchase Price for the Preferred Shares.

ARTICLE 4  CLOSING

Closing. Subject to the Buyer's payment of the Purchase Price in accordance with Article 3.3 hereof, the Closing will take place by issue of orders by the Parties to the Central Securities Depository JSC (hereinafter referred to as the CD) for writing-off of the Preferred Shares from the Seller’s personal account and placing of the Preferred Shares to the Buyer’s personal account with the CD’s accounting system that will be at the date designated in the Seller’s notice given to the Buyer pursuant to Article 3.2 hereof. If the sale and purchase of the Preferred Shares will be carried out in the regulated securities market or on the AIFC stock exchange, the Closing procedure will be agreed by the Parties separately.

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that, to the best of his knowledge and belief, 3 (three) years before the date hereof, all statements containing in Article 5, are true and correct.

5.1
Seller. The Seller is an individual, citizen of the Republic of Kazakhstan, has legal status and capacity.

5.2
Bank and Shares. The Preferred Shares consist of 1,500,000 (One million five hundred thousand) shares, 1,000,000 (One million) of which are issued and outstanding. The issued and outstanding Preferred Shares constitute 100% of the outstanding Preferred Shares of the Bank. The Seller is the owner of the Preferred Shares; the Preferred Shares are free of Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Buyer shall own all of the Preferred Shares.

ARTICLE 6  REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that, to the best of his knowledge and belief, 3 (three) years before the date hereof, all statements containing in Article 6, are true and correct as of the date hereof and on the Closing Date.

6.1
Buyer. The Buyer is a joint-stock company duly organized under the Laws. The Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder.

6.2
Supervisory response measures. No supervisory response measures were applied to the Buyer, except the measures posted on the AFR website. The Buyer is not in a state of insolvency.

6.3
Purchase Price

(a)
The Buyer owns the funds necessary to fulfill its obligations hereunder. The funds are free from any Encumbrances and (or) claims of third parties.

(b)
The funds necessary to fulfill Buyer’s obligations hereunder are of non-criminal origin obtained from lawful activities in compliance with the applicable anti-money laundering and terrorism financing, as well as anti-corruption rules and regulations.

6.4
OFAC. Buyer is not a person whom the United States Person is restricted from doing business under the regulations of the Office of Foreign Assets Control (hereinafter referred to as the “OFAC”) (including those named on OFAC's Specially Designated and Blocked Persons List), or under any statute, executive order or other governmental action. To the Buyer's Knowledge, the Buyer is not engaged in any deals or transactions or has otherwise been associated with any Person or Persons whom a United States Person is restricted from doing business with under regulation of OFAC or under any statute, executive order or other governmental action. The Buyer understands and acknowledges that the Seller may be legally prohibited from completing the transactions contemplated in this Agreement, if the Buyer is determined to be a Person engaging in or that has engaged in transactions with a Person or Persons whom a United States Person is restricted from doing business with under regulation of OFAC or under any statute, executive order or other governmental action.

6.5
Brokers. Except for the sale and purchase of the Preferred Shares on the regulated securities market or on the AIFC stock exchange, no person has acted, directly or indirectly, as a broker, finder or financial advisor for the Buyer in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6
Organization and Authority of the Buyer. The Buyer is a joint stock company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to perform the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the performance of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by each other party hereto) constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

6.7
Conflicts; Consent of Third Party. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Buyer, (b) conflict with or result in a violation or breach of any provision of any Law or governmental regulations applicable to Buyer, and (c) conflict with or result in a violation or breach of any provision of any contracts, agreements, securities or other transactions to which Buyer or its Affiliates is a party or issuer.

6.8
Legal Proceedings. There are no Legal Proceedings pending or, to Buyer's Knowledge, threatened that are reasonably likely to prohibit or restrain the ability of the Buyer to enter into this Agreement or perform the transactions contemplated hereby.

ARTICLE 7  CONDITIONS TO CLOSING

7.1
Conditions. Obligations to buy and sell the Preferred Shares hereunder shall be fulfilled provided that the Bank's banking license is not suspended and revoked, and subject to the fulfillment of the following conditions:

(a)
By the Buyer:

(i)
Closing conditions stipulated in Article 8.9 of the Bank’s Ordinary Shares Sale and Purchase Agreement shall have been fulfilled;

(ii)
All required corporate consents and approvals for the execution and performance of this Agreement or the transactions contemplated hereby and other Transaction Documents shall have been received;

(iii)
acquisition by the Buyer independently and (or) acquisition by a person, designated by the Buyer and agreed with the Seller, of the rights of claim from each of the creditors for the Subordinated Debt at a price that will be equal to the sum of the Subordinated Debt nominal value and the accrued but not paid interest as of December 23, 2020. This condition should be completed after the Buyer fulfills the pre-conditions stipulated in Article 8.9 of the Bank’s Ordinary Shares Sale and Purchase Agreement, but no later than December 23, 2020.

(b)
The Seller shall have received the notary certified consent of the spouse to enter into this Agreement.

(c)
The Parties shall notify each other as the conditions stipulated in subparagraphs 7.1 (a) and 7.1 (b) above are fulfilled, and deliver the originals or notary certified copies of documents evidencing such fulfillment. The texts of the Buyer's corporate consents and approvals should be agreed between the Seller and the Buyer in advance.

7.2.
Loss of profit. A liability of the Parties for loss of profit shall be excluded hereunder.

ARTICLE 8  TERMINATION OF THE AGREEMENT

8.1
Termination. This Agreement may be terminated prior to the Closing:

(a)
By mutual written consent of the Seller and the Buyer;

(b)
By the Buyer: by written notice to the Seller, if the condition set forth in Article 7.1 (b) hereof is not fulfilled by December 23, 2020;

(c)
By the Seller: by written notice to the Buyer, if any of the conditions set forth in Article 7.1 (a) hereof is not fulfilled by December 23, 2020;

(d)
By the Buyer or by the Seller, in the event of the adoption of any act of a governmental body restricting or prohibiting the performance of the transactions contemplated by this Agreement;

(e)
The Parties hereby agree that, subject to the declaration of a state of emergency or quarantine throughout the territory of the Republic of Kazakhstan and (or) in the cities of Almaty and (or) Nur-Sultan, the deadlines for the fulfillment of the obligations of the Parties shall be suspended for the duration of such state of emergency or quarantine, if such quarantine or state of emergency affect the time of the fulfillment by the Parties of their obligations.

ARTICLE 9  MISCELLANEOUS

9.1
Continuity. The representations and warranties of the Parties contained herein are valid until the Closing Date.

9.2
Duration. The Agreement shall come into effect from the date of receipt of corporate approvals for the execution and performance of the Agreement and other transactions contemplated by this Agreement by the Buyer and is valid until the Parties fully perform their obligations.

9.3
Expenses. Except as otherwise provided in this Agreement or other Transaction Documents, the Seller, on one hand, and the Buyer, on the other hand, shall bear their own expenses incurred in connection with the negotiation and execution of this Agreement, the other Transaction Documents, any other agreement, document contemplated by this Agreement, and the performance of the transactions stipulated by thisAgreement. The Buyer shall be responsible for all filing and other fees payable in connection with filings or submissions with any Governmental Authority.

9.4
Notifications. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered, if delivered personally to the intended recipient (when left at the correct address); (ii) when received by the addressee, if sent by a recognized courier service; (iii) on the date sent by email (with confirmation of receipt of the email and any attachments) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (iv) on the 5th (fifth) business day after the date mailed, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Article 9.4):

(a)           when sending the correspondence to the Seller:

Bulat Zhamitovich Utemuratov

[***]

(b)           when sending the correspondence to the Buyer:

Freedom Finance JSC

"Esentai Tower" BC, Floor 7, 77/7

Al Farabi Ave., Almaty, Kazakhstan 050040

Email: ler@ffin.kz

To: Chief Financial Officer

9.5
Separability. If any term or provision of this Agreement is invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement in such jurisdiction and such circumstances are not the grounds to admit entire Agreement as invalid or unenforceable.

9.6
Confidentiality. No Party has the right to disclose information about execution of this Agreement and (or) its content to any person, except as otherwise provided by the Law.

9.7
Entirety. This Agreement and the other Transaction Documents constitute the entire agreement and supersedes all prior agreements and understandings (both written and verbal), among the parties regarding the subject matter hereof. If there is an inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Annexes and Schedules, the statements in the body of this Agreement will control.

9.8
Successors and Cessionary. This Agreement is binding upon and drawn up to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as otherwise provided in this Agreement, no party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided that prior to the Closing Date the Buyer may, without the prior written consent of the Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries or shareholders, and such assignment does not entail a change in the general terms for completion of the transaction.

9.9
Amendment and Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

9.10
Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the Law. Any dispute arising out of or in connection to this Agreement shall be subject to the jurisdiction of the courts of the Republic of Kazakhstan. The courts of the Republic of Kazakhstan should have the exclusive jurisdiction to resolve any and all disputes between the Parties hereto, including disputes on matters of law or equity arising out of or in connection with this Agreement or contracts, deals, instruments or documents stipulated hereby and the Parties hereby express their consent and agree to submit to the exclusive jurisdiction of the courts of the Republic of Kazakhstan. Each Party hereby waives any right to declare and agrees not to declare in any dispute, to the extent permitted by the Law, any claim or demand that:

(a)
The party does not submit to the jurisdiction of the courts of the Republic of Kazakhstan;

(b)
The party and its property are immune from any judicial act adopted by the court of the Republic of Kazakhstan; and

(c)
any court or other proceeding held in the courts of the Republic of Kazakhstan is an improper way of considering disputes between the Parties.

Furthermore, each Party agrees that it will not declare or support any action of its parent organization or its business owner or the person who provided financing to the Buyer (for the execution and performance of the Agreement), or their representatives, or actions of the Parties against any of the above persons, in any way related to this Agreement or any transaction contemplated by this Agreement, including, but not limited to, disputes arising out of or in any way connected with any legally binding document or fulfillment thereof in any place and method of dispute resolution, except the courts of the Republic of Kazakhstan.

9.11
Language. This Agreement is executed in the Russian and Kazakh languages, the interpretation of the Agreement in the Russian language shall prevail.

9.12
Counterparts. This Agreement is executed in 2 (two) counterparts having equal legal force.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written in preamble by their respective duly authorized officers.

BULAT ZHAMITOVICH UTEMURATOV /s/ Bulat Zhamitovich Utemuratov	FREEDOM FINANCE JSC /s/ Sergey Lukyano Name: Sergey Lukyanov Position: Chairman of the Management Board